PRINCIPAL INVESTORS FUND
                               PLAN OF ACQUISITION
                    TECHNOLOGY FUND AND LARGECAP GROWTH FUND

The Board of Directors of Principal Investors Fund (the "Fund") deem it advisable that the LargeCap GrowthLargeCap Growth Fund of the Fund acquire all of the assets of the Technology Fund in exchange for the assumption by the LargeCap Growth Fund of all of the liabilities of the Technology Fund and shares issued by the LargeCap Growth Fund which are thereafter to be distributed by the Technology Fund pro rata to its shareholders in complete liquidation and termination of the Technology Fund and in exchange for all of the Technology Fund's outstanding shares.

The Technology Fund will transfer to the LargeCap Growth Fund and the LargeCap Growth Fund will acquire from the Technology Fund, all of the assets of the Technology Fund on the Closing Date and will assume from the Technology Fund all of the liabilities of the Technology Fund in exchange for the issuance of the number of shares of the LargeCap Growth Fund determined as provided in the following paragraphs, which will be subsequently distributed pro rata to the shareholders of the Technology Fund in complete liquidation and termination of the Technology Fund and in exchange for all of the Technology Fund's outstanding shares. The Technology Fund will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by the Technology Fund in proper form prior to the Closing Date shall be fulfilled by the Technology Fund. Redemption requests received by the Technology Fund thereafter will be treated as requests for redemption of those shares of the LargeCap Growth Emerging Markets Fund allocable to the shareholder in question.

Each Fund will declare to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date;

On the Closing Date, the LargeCap Growth Fund will issue to the Technology Fund a number of full and fractional shares of the LargeCap Growth Fund, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the Technology Fund. The aggregate value of the net assets of the Technology Fund and the LargeCap Growth Fund shall be determined in accordance with the then current Prospectus of the LargeCap Growth Fund as of closing of the New York Stock Exchange on the Closing Date.

The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-0200 at 3:00 p.m. Central Daylight Time on December 4, 2002 or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary week-end and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the LargeCap Growth Fund or the Technology Fund to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

As soon as practicable after the Closing, the Technology Fund shall (a) distribute on a pro rata basis to the shareholders of record of the Technology Fund at the close of business on the Closing Date the shares of the LargeCap Growth Fund received by the Technology Fund at the Closing in exchange for all of the Technology Fund's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.

For purposes of the distribution of shares of the LargeCap Growth Fund to shareholders of the Technology Fund, the LargeCap Growth Fund shall credit on the books of the LargeCap Growth Fund an appropriate number of shares of the LargeCap Growth Fund to the account of each shareholder of the Technology Fund. No certificates will be issued for shares of the LargeCap Growth Fund. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the Technology Fund, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the LargeCap Growth Fund to be credited on the books of the LargeCap Growth Fund in respect of such shares of the Technology Fund as provided above.

Prior to the Closing Date, the Technology Fund shall deliver to the LargeCap Growth Fund a list setting forth the assets to be assigned, delivered and transferred to the LargeCap Growth Fund, including the securities then owned by the Technology Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the LargeCap Growth Fund pursuant to this Plan.

All of the Technology Fund's portfolio securities shall be delivered by the Technology Fund's custodian on the Closing Date to the LargeCap Growth Fund or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the 1940 Act, transferred to an account in the name of the LargeCap Growth Fund or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the Technology Fund's account at its custodian to the LargeCap Growth Fund's account at its custodian. If on the Closing Date the Technology Fund is unable to make good delivery to the LargeCap Growth Fund's custodian of any of the Technology Fund's portfolio securities because such securities have not yet been delivered to the Technology Fund's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the Technology Fund shall deliver to the LargeCap Growth Fund's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the LargeCap Growth Fund, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by the LargeCap Growth Fund.

This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the Technology Fund and notwithstanding favorable action by such shareholder, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Fund's Board of Directors at any time, except that after approval by the shareholders of the Technology Fund no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of the Technology Fund.

Except as expressly provided otherwise in this Plan, Principal Management will pay or cause to be paid all out-of-pocket fees and expenses incurred by the Technology Fund or the LargeCap Growth Fund in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.